UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2018

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35944	33-0963637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2018, acting pursuant to delegated authority, the Nominating and Governance Committee of the Board of Directors (the “Board”) of Power Solutions International, Inc. (the “Company”), nominated Mr. Huisheng Liu as a director on the Board which was ratified by the full Board. Mr. Liu was appointed pursuant to the Investor Rights Agreement, dated as of March 31, 2017, by and between the Company and Weichai America Corp. (“Weichai”), the terms of which were previously reported in the Company’s Form 8-K filed on March 27, 2017.

Mr. Liu, age 52, has served as Chairman of Weichai since 2013. Weichai is a significant stockholder of the Company. Mr. Liu also serves as Vice President of Shandong Heavy Industry Group Co., Ltd., in charge of corporate management systems development and business operation control. Mr. Liu joined the Weichai Group in 1989 and in addition to the aforementioned, has held various positions, including President of Chongqing Weichai Diesel Engine Factory, President of Weichai Heavy Machinery Co., Ltd., a listed company on the Shenzhen Stock Exchange, and Executive Vice President of Weichai Holding Group Co., Ltd.

In connection with his appointment to the Board, Mr. Liu will receive an annual award of 5,000 shares of restricted stock, subject to the terms of an award agreement to be entered into by and between the Company and Mr. Liu. Mr. Liu will also be compensated with an annual retainer fee of $50,000 and $1,000 for each Board meeting. Mr. Liu is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Charles F. Avery, Jr.
Charles F. Avery, Jr.
Chief Financial Officer

Dated: February 21, 2018